Exhibit 99.1

Questions Asked During TCF’s 2020 Annual Meeting of Shareholders
Question 1:
Mr. Chairman, the Carpenter Union pension funds with combined assets of $70 billion have a collective ownership position of 377,462 shares of Company common stock. As long-term shareholders, we appreciate the efforts of the company to address the difficulties faced by employees, customers, and other important stakeholders during the Covid-19 pandemic. Our funds are strong advocates of a majority vote standard for director elections. Has the Board considered the adoption of a majority vote standard, and if it has, why has it chosen to retain a plurality vote standard? Thank you Mr. Chairman.
TCF Response:
Thank you for your question and for your long-term commitment to TCF stock and thank you for taking the time to join us at today’s meeting. We will be pleased to take a look at your question and recommendation that our Board move to a majority vote standard for director elections. We will discuss your recommendation with our Board and get back to you in due course.

Question 2:
Mr. Chairman, the recent growth in the size of passive mutual funds' corporate ownership interests in US corporations has been dramatic, raising important public policy and corporate governance issues. Currently, BlackRock owns 9.2% and Vanguard owns 9.5% of the Company's outstanding shares. Does the Board see this growing ownership concentration of passive index fund holders as a positive or negative development as regards long-term corporate planning and performance? Thank you Mr. Chairman.
TCF Response:
The increase in index fund holders, including ETFs, is being seen across the broader investment landscape and is not unique to TCF. We remain supportive of the unique investment objectives of all our shareholders, including both active and index investors. More specifically, we appreciate the longer term investment outlook of our index investors as it aligns with TCF’s strategy of driving long-term shareholder value.

Question 3:
What updated information will provided to customers of TCF (old corp) and TCF (fka Chemical) regarding the merger of like entities.
TCF Response:
Maintaining open communication to all stakeholders, including team members, customers and shareholders, has been a focus for TCF throughout the merger process. We have communication processes in place to ensure our customers are receiving timely information regarding the merger of equals and potential changes or enhancements to their products or services.